Free Writing Prospectus
Filed on February 24, 2015 Pursuant to Rule 433
Registration Statement No. 333-189633

KIMBERLY-CLARK CORPORATION

$250,000,000 1.850% Notes due March 1, 2020

$250,000,000 2.650% Notes due March 1, 2025

PRICING TERM SHEET

Dated February 24, 2015

$250,000,000 1.850% Notes due March 1, 2020

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$250,000,000

Maturity Date:	March 1, 2020

Coupon:	1.850%

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing September 1, 2015

Interest Record Dates:	February 15 and August 15

Price to Public:	99.938% of the principal amount

Net Proceeds After Underwriting Discount and Before Other Expenses:	$248,970,000

Benchmark Treasury:	1.250% due January 31, 2020

Benchmark Treasury Yield:	1.463%

Spread to Benchmark Treasury:	40 bps

Yield to Maturity:	1.863%

Optional Redemption:

The 2020 Notes will be redeemable, at the option of Kimberly-Clark Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2020 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the applicable treasury rate plus 6 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the 2020 Notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	February 27, 2015 (T+3)

CUSIP:	494368 BP7

ISIN:	US494368BP76

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC

$250,000,000 2.650% Notes due March 1, 2025

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$250,000,000

Maturity Date:	March 1, 2025

Coupon:	2.650%

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing September 1, 2015

Interest Record Dates:	February 15 and August 15

Price to Public:	99.712% of the principal amount

Net Proceeds After Underwriting Discount and Before Other Expenses:	$248,155,000

Benchmark Treasury:	2.000% due February 15, 2025

Benchmark Treasury Yield:	1.983%

Spread to Benchmark Treasury:	70 bps

Yield to Maturity:	2.683%

Optional Redemption:

The 2025 Notes will be redeemable, at the option of Kimberly-Clark Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the applicable treasury rate plus 11 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the 2025 Notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	February 27, 2015 (T+3)

CUSIP:	494368 BQ5

ISIN:	US494368BQ59

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC

The issuer has filed a registration statement (No. 333-189633) (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read each of these documents and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 800-831-9146, Deutsche Bank Securities Inc. toll-free at 800-503-4611, J.P. Morgan Securities LLC collect at 212-834-4533 or Morgan Stanley & Co. LLC toll-free at 866-718-1649.